Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-145591, 333-150849, 333-168221, 333-175127, and 333-183149 on Form S-8 and in Registration Statement No. 333-161723 on Form S-3 of our reports dated March 5, 2013, relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Orbitz Worldwide, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 5, 2013